News Release

THUNDER MOUNTAIN GOLD APPOINTS R. LLEE CHAPMAN

TO THE COMPANY`S BOARD

Elko, Nevada, February 1, 2010:  Thunder Mountain Gold, Inc. (OTCBB: THMG), is pleased to announce the appointment of R. Llee Chapman to its Board of Directors.

Mr. Chapman is the former Regional Vice President for Newmont Mining Corporation (NYSE: NEM) – North America – and was responsible for the development and business planning in the North American Region, with annual expenditures of between one to two billion dollars (U.S.), implementing and managing the Capital Effectiveness Program and related controls, and was responsible for the administration of the region’s Accounting, Information Technology and Supply Chain functions. Mr. Chapman is also experienced with mine start-up’s and Initial Public Offerings.

His many years of mining experience also includes public company CFO level management in positions with Barrick Goldstrike Mines (NYSE: ABX), Apollo Gold Inc. (AMEX: AGT, and TSX: APG), Knight Piesold & Co. (Denver), Idaho General Mines (now General Moly - AMEX: GMO).  He was also involved with the accounting controls at the Gold Fields – Chimney Creek Mine and Asarco Inc.

Mr. Chapman holds a Bachelor of Science degree in Accounting from Idaho State University, and is a licensed CPA in Idaho and Montana.

In addition to his appointment as a Director, Mr. Chapman will replace Eric Jones as Chair of the Audit Committee.

Jim Collord, President of Thunder Mountain Gold, said of the addition of Mr. Chapman to the Board, “Llee brings a high level of expertise to our Board that will be valuable as we embark on our TSX-V listing, continue to grow our portfolio of outstanding properties, and further the development of South Mountain. His extensive experience in mine development and small company initial public offerings will contribute to the growth and success of the Company.”

Llee Chapman commented on his appointment to the Board, “I am excited for this opportunity, and look forward to utilizing my experience in helping Thunder Mountain grow their company and advance their properties.”

Website: www.thundermountaingold.com                                                  OCBB: THMG.OB

About Thunder Mountain Gold, Inc.:

Thunder Mountain Gold is an exploration company focused on the generation of precious and base metal projects in the Western United States, Mexico, and Alaska. A 75-year-old company, Thunder Mountain Gold performs its own natural resource exploration and generates value for shareholders by aggressively developing high-grade, high-quality precious and base metal resources in politically stable mining regions.

Investor Relations:

Eric Jones e-mail:  eric@thundermountaingold.com

Jim Collord e-mail: jim@thundermountaingold.com

Forward-Looking Statements:  Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements", and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.  These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks.  Refer to the Company's Periodic Filings for a more detailed discussion of factors that may impact expected future results.  Thunder Mountain Gold undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.

Website: www.thundermountaingold.com                                                  OCBB: THMG.OB